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                               CERTIFICATE OF AMENDMENT
                        TO THE CERTIFICATE OF INCORPORATION OF

                           ADVANCE PHARMACY SERVICES, INC.

    Pursuant to the provisions of Section 242 of the General Corporation Law of the State of Delaware, the undersigned corporation adopts the following Certificate of Amendment to its Certificate of Incorporation;

                                          I.

    The name of the corporation is Advance Pharmacy Services, Inc.

                                         II.

    The following amendment to the Certificate of Incorporation was adopted by the stockholders of the corporation on July 29, 1993. The amendment amends and restates Article 4 of the original Certificate of Incorporation and the full text of such provision is amended to read as follows:

              FOURTH: The Company is authorized to issue a total of forty thousand (40,000) shares of capital stock, consisting of thirty-five thousand (35,000) shares of Common Stock, all of a par value of $0.01 each, and ten thousand shares of Series A Preferred Stock (10,000), all of a par value of $0.01.

A.  DESCRIPTION AND DESIGNATION OF SERIES A PREFERRED STOCK

    1. DESIGNATION. A total of ten thousand (10,000) shares of the Company's Preferred Stock shall be designated the "SERIES A PREFERRED STOCK". All numbers relating to the calculation of cumulative dividends, liquidation preference per share, or redemption price per share of the Series A Preferred Stock shall be subject to equitable adjustment in the event of any stock dividend, stock split, combination, reorganization, recapitalization, reclassification or other similar event involving a change in the capital structure of the Series A Preferred Stock.

    2.   DIVIDENDS.

         (a) CUMULATIVE DIVIDENDS. The holders of the outstanding shares of Series A Preferred Stock shall be entitled to receive, out of funds legally available therefor, cumulative dividends calculated without compounding, at the annual rate of eight percent (8%) per share of the Original Issue Price of the Series A Preferred Stock, or $80.00 per share. Such cumulative dividends shall accrue and accumulate from the date of original issuance. Cumulative dividends on the Series A Preferred Stock shall be payable if, as and when declared by the Board of Directors of the Company, and shall be payable, whether or not earned or

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declared, only upon a liquidation as provided in Section 3 or upon a redemption as provided in Section 6.

         Dividends on the Series A Preferred Stock shall accrue from day to day on each share of Series A Preferred Stock from the date of original issuance of such share, whether or not earned or declared, and shall accrue until paid upon liquidation or redemption. Such dividends on the Series A Preferred Stock shall be cumulative so that if such dividends in respect of any previous or current annual dividend period, at the annual rate specified above, shall not have been paid or declared, the deficiency shall first be fully paid before any dividend or other distribution shall be paid or declared and set apart for any class or series of capital stock of the Company junior to the Series A Preferred Stock, including the Common Stock.

         Upon conversion of the Series A Preferred Stock pursuant to Section 5 hereof, all such accrued and unpaid cumulative dividends on the Series A Preferred Stock to and until the date of such conversion shall not be due and payable and shall be forfeited.

         (b) PARTICIPATING DIVIDENDS. The Company shall not pay any cash dividends on its Common Stock without the consent or approval of two-thirds of the members of the Board of Directors. In the event that the Board of Directors of the Company shall declare a dividend payable upon the then outstanding shares of Common Stock (other than a stock dividend on the Common Stock distributed solely in the form of additional shares of Common Stock), each holder of Series A Preferred Stock shall be entitled, in addition to any cumulative dividends to which it may be entitled under Section 2(a) hereof, to receive the amount of dividends as would be declared payable on the largest number of whole shares of Common Stock into which such holder's shares of Series A Preferred Stock could be converted, such number determined as of the record date for the determination of holders of Common Stock entitled to receive such dividend.

    3.   LIQUIDATION, DISSOLUTION OR WINDING UP.

         (a) TREATMENT AT LIQUIDATION, DISSOLUTION OR WINDING UP. In the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, or in the event of its insolvency, before any distribution or other payment is made to any holders of any shares of any class or series of capital stock of the Company designated to be junior to the Series A Preferred Stock, including the Common Stock, and subject to the liquidation rights and preferences of any future class or series of preferred stock designated to be senior to, or on a parity with, the Series A Preferred Stock, the holders of each share of Series A Preferred Stock shall be entitled to be paid first out of the assets of the Company available for distribution to holders of the Company's capital stock of all classes whether such assets are capital, surplus or earnings, an amount equal to the greater of:

              (i) $1,000 per share of Series A Preferred Stock (the "ORIGINAL ISSUE PRICE"), PLUS all declared or accrued and unpaid dividends thereon, whether or not earned or declared, up to and including the date full payment shall be tendered to the holders of the Series A Preferred Stock with respect to such liquidation, dissolution or winding up; or

              (ii) such amount per share of Series A Preferred Stock as would have been payable had each such share been converted to Common Stock immediately prior to such event of liquidation, dissolution or winding up pursuant to the provisions of Section 5 hereof.

         If, upon liquidation, dissolution or winding up of the Company, the assets of the Company available for distribution to its stockholders shall be insufficient to pay the holders of the Series A Preferred Stock the full amounts to which they otherwise would be entitled, the holders of Series A Preferred Stock shall share ratably in any distribution of available assets according to the respective amounts which would otherwise be payable with respect to the shares of Series A Preferred Stock held by them upon such liquidating distribution if all amounts payable on or with respect to said shares were paid in full, based upon the aggregate liquidation value of the Series A Preferred Stock.

         After such payment shall have been made in full to the holders of Series A Preferred Stock, or funds necessary for such payment shall have been set aside by the Company in trust for the account of holders of the Series A Preferred Stock so as to be available for such payment, the remaining assets available for distribution shall be distributed ratably among the holders of the Common Stock.

         (b) TREATMENT OF REORGANIZATIONS, CONSOLIDATIONS, MERGERS, AND SALES OF ASSETS. A Reorganization (as defined in Section 5(i)) shall be regarded as a liquidation, dissolution or winding up of the affairs of the Company within the meaning of this Section 3; PROVIDED, HOWEVER, that the holders of at least sixty percent (60%) of the outstanding shares of Series A Preferred Stock shall have the right to elect the benefits of the provisions of Section 5(i) hereof in lieu of receiving payment in liquidation, dissolution or winding up of the Company pursuant to this Section 3. The holders of sixty percent (60%) of the outstanding shares of Series A Preferred Stock have the right to bind the holders of all outstanding shares of Series A Preferred Stock under this Section 3(b) or Section 5(i).

    The provisions of this Section 3(b) and Section 5(i) shall not apply to any reorganization, merger or consolidation involving (1) only a change in the state of incorporation of the Company, (2) a merger of the Company with or into a wholly-owned subsidiary of the Company that is incorporated in the United States of America, or (3) an acquisition by merger, reorganization or consolidation, of which the Company is substantively the surviving corporation and operates as a going concern, of another corporation that is engaged in a business similar or related to or complementary with the business of the Company and which does not involve a recapitalization or reorganization of the Series A Preferred Stock or Common Stock.

         (c) DISTRIBUTION OTHER THAN CASH. Whenever the distribution provided for in Section 2 or this Section 3 shall be payable in property other than cash, the value of such distribution shall be the fair market value of such property as determined in good faith by the Board of Directors of the Company. In the event of any dispute between the holders of the Series A Preferred Stock and the Company regarding the determination of the fair market value of non-cash distributions, at the election of the holders of sixty percent (60%) of the outstanding shares of Series A Preferred Stock, the Company shall engage a consulting or investment banking firm selected by the Board of Directors and approved by the holders of sixty percent (60%) of the outstanding shares of Series A Preferred Stock (such approval not to be unreasonably withheld) to prepare an independent appraisal of the fair market value of such property to be distributed. The costs of such valuation shall be borne by the Company.

    4. VOTING POWER. Except as otherwise expressly provided in this instrument under Section 7 or as otherwise required by law, the holders of shares of Series A Preferred Stock and Common Stock shall vote together (or render written consents in lieu of a vote) as a single class on all matters submitted to the stockholders of the Company. Except as otherwise expressly provided in this Section 4 or Section 7 hereof, or as otherwise required by law, each holder of Series A Preferred Stock shall be entitled to vote on all matters and shall be entitled to that number of votes equal to the largest number of whole shares of Common Stock into which such holder's shares of Series A Preferred Stock could be converted, pursuant to the provisions of Section 5 hereof, at the record date for the determination of stockholders entitled to vote on such matter or, if no such record date is established, at the date such vote is taken or any written consent of stockholders is solicited.

    5. CONVERSION RIGHTS. The holders of the Series A Preferred Stock shall have the following rights with respect to the conversion of such shares into shares of Common Stock:

         (a) GENERAL. Subject to and in compliance with the provisions of this Section 5, any shares of the Series A Preferred Stock may, at the option of any holder, be converted at any time and from time to time into fully-paid and non-assessable shares of Common Stock. The number of shares of Common Stock to which a holder of Series A Preferred Stock shall be entitled to receive upon conversion shall be the product obtained by multiplying the Applicable Conversion Rate (determined as provided in Section 5(b)) by the number of shares of Series A Preferred Stock being converted at any time.

         (b) APPLICABLE CONVERSION RATE. The conversion rate in effect at any time for the Series A Preferred Stock (the "APPLICABLE CONVERSION RATE") shall be the quotient obtained by dividing the Original Issue Price by the Applicable Conversion Value, calculated as provided in Section 5(c) below.

         (c) APPLICABLE CONVERSION VALUE. The Applicable Conversion Value in effect from time to time, except as adjusted in accordance with Section 5(d) hereof, shall be the Original Issue Price ($1,000) with respect to the Series A Preferred Stock (the "APPLICABLE CONVERSION VALUE").

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         (d)  ADJUSTMENTS TO APPLICABLE CONVERSION VALUE.

              (A) UPON DILUTIVE ISSUANCES OF COMMON STOCK OR CONVERTIBLE SECURITIES. If the Company shall, while there are any shares of Series A Preferred Stock outstanding, issue or sell any shares of its Common Stock or Common Stock Equivalents (as defined below) without consideration or at a price per share LESS THAN the Applicable Conversion Value in effect immediately prior to such issuance or sale, then in each such case such Applicable Conversion Value, except as hereinafter provided, shall be lowered so as to be equal to the lowest Net Consideration Per Share (as hereinafter determined) received for each additional share upon such issuance of Common Stock or Common Stock Equivalents.

    The provisions of this Section 5(d)(A) may be waived in any instance (without the necessity of convening any meeting of stockholders of the Company) upon the written approval of the holders of sixty percent (60%) of the outstanding shares of Series A Preferred Stock.

              (B) UPON DILUTIVE ISSUANCES OF WARRANTS, OPTIONS AND PURCHASE RIGHTS TO COMMON STOCK OR CONVERTIBLE SECURITIES.

              (1) COMMON STOCK EQUIVALENTS. For the purposes of this Section 5(d), the issuance of any warrants, options, subscription or purchase rights with respect to shares of Common Stock and the issuance of any securities convertible into or exchangeable for shares of Common Stock, or the issuance of any warrants, options, subscription or purchase rights with respect to such convertible or exchangeable securities (collectively, "COMMON STOCK EQUIVALENTS" and individually, a "COMMON STOCK EQUIVALENT"), shall be deemed an issuance of Common Stock with respect to adjustments in the Applicable Conversion Value if the Net Consideration Per Share (as hereinafter determined) which may be received by the Company for such Common Stock or Common Stock Equivalents shall be less than the Applicable Conversion Value in effect at the time of such issuance.

              Any obligation, agreement or undertaking to issue Common Stock or Common Stock Equivalents at any time in the future shall be deemed to be an issuance at the time such obligation, agreement or undertaking is made or arises. No adjustment of the Applicable Conversion Value shall be made under this Section 5(d)(B) upon the issuance of any shares of Common Stock which are issued pursuant to the exercise, conversion or exchange of any Common Stock Equivalents if any adjustment shall previously have been made upon the original issuance of any such Common Stock Equivalents as above provided.

              (2) DECREASES IN NET CONSIDERATION PER SHARE AND RETROACTIVE ADJUSTMENT UPON EXPIRATION OF COMMON STOCK EQUIVALENTS. Should the Net Consideration Per Share of any such Common Stock or Common Stock Equivalents (even if issued or granted and outstanding as of the date of filing of this instrument or hereafter) be decreased from time to time, then, upon the effectiveness of each such change, the Applicable Conversion Value will be that which would have been obtained (1) had the adjustments made upon the issuance of such Common Stock Equivalents been made upon the basis of the actual Net Consideration Per Share of such securities, and (2) had the adjustments made to the Applicable Conversion Value since the date of issuance of such Common Stock Equivalents been made to such Applicable Conversion Value as adjusted pursuant to clause (1) above. Any adjustment of the Applicable Conversion Value with respect to this paragraph which relates to any Common Stock Equivalents shall be disregarded if, as, and when such Common Stock Equivalents expire or are cancelled without being exercised, so that the Applicable Conversion Value effective immediately upon such cancellation or expiration shall be equal to the Applicable Conversion Value for the Series A Preferred Stock that would have been in effect had the expired or cancelled Common Stock Equivalents not been issued.

              (3) DEFINITION OF NET CONSIDERATION PER SHARE. For purposes of this paragraph, the "NET CONSIDERATION PER SHARE" which may be received by the Company shall be determined as follows:

                   (a) The "NET CONSIDERATION PER SHARE" shall mean the amount equal to the total amount of consideration, if any, received by the Company for the issuance of such Common Stock Equivalents, plus the minimum amount of consideration, if any, payable to the Company upon exercise, or conversion or exchange thereof, divided by the aggregate number of shares of Common Stock that would be issued if all such Common Stock Equivalents were exercised, exchanged or converted.

                   (b) The "NET CONSIDERATION PER SHARE" which may be received by the Company shall be determined in each instance as of the date of issuance of Common Stock Equivalents without giving effect to any possible future upward pricing adjustments or rate adjustments which may be applicable with respect to such Common Stock Equivalents.

              (C) STOCK DIVIDENDS FOR HOLDERS OF CAPITAL STOCK OTHER THAN COMMON STOCK. In the event that the Company shall make or issue, or shall fix a record date for the determination of holders of any capital stock of the Company (other than holders of Common Stock) entitled to receive a dividend or other distribution payable in Common Stock or securities of the Company convertible into or otherwise exchangeable for shares of Common Stock of the Company, then such Common Stock or other securities issued in payment of such dividend shall be deemed to have been issued for a consideration of $.01, except for (i) dividends payable in shares of Common Stock payable pro rata to holders of Series A Preferred Stock and to holders of any other class of stock (whether or not paid to holders of any other class of stock), or (ii) with respect to the Series A Preferred Stock, dividends payable in shares of Series A Preferred Stock; PROVIDED, HOWEVER, that holders of any shares of Series A Preferred Stock shall be entitled to receive in place of such Series A Preferred Stock the shares of Common Stock for which the shares of Series A Preferred Stock are then convertible.

              (D) CONSIDERATION OTHER THAN CASH. For purposes of this Section 5(d), if a part or all of the consideration received by the Company in connection with the issuance of shares of the Common Stock or Common Stock Equivalents consists of property other than cash, such consideration shall be deemed to have a fair market value as is reasonably determined in good faith by the Board of Directors of the Company. In the event of any dispute between the holders of the Series A Preferred Stock and the Company regarding the determination of fair market value, at the option of the holders of sixty percent (60%) of the outstanding shares of Series A Preferred Stock, the Company shall engage a consulting firm or investment banking firm, selected by the Board of Directors and approved by the holders of sixty percent (60%) of the outstanding shares of Series A Preferred Stock (such approval not to be unreasonably withheld), to prepare an independent appraisal of the fair market value of such property to be distributed. The costs of such valuation shall be borne by the Company.

              (E) EXCEPTIONS TO ANTI-DILUTION ADJUSTMENTS; BASKET FOR RESERVED EMPLOYEE SHARES. This Section 5(d) shall not apply under any of the circumstances which would constitute an Extraordinary Common Stock Event (as described below). Further, the anti-dilution protection provisions of this
Section 5(d) shall not apply with respect to:

              (1) the grant, issuance or sale of up to a maximum of such number of shares of Common Stock, or the grant of options, warrants or other rights exercisable therefor, issued or issuable after the original issue date of the Series A Preferred Stock to directors, officers, employees, consultants and others pursuant to any incentive or non-qualified stock option plan or agreement, stock purchase plan or agreement, stock issuance or restricted stock agreement, stock ownership plan (ESOP), consulting agreement, or such other options, issuances, arrangements, agreements or plans ("Employee
Options") approved by a majority of the members of the Board of Directors; PROVIDED, HOWEVER, that such number of shares of Common
Stock available for issuance upon exercise of the Employee Options shall equal 1,833 shares of Common Stock as of the Initial Closing (as such term is defined in the Purchase Agreement), or if a Second Closing (as such term is defined in the Purchase Agreement) occurs, up to a maximum of 2,278 shares of Common Stock following the Second Closing.

              (2) shares of Common Stock (or options or warrants exercisable therefor) issued solely to employees, consultants or others in connection with the acquisition (whether by merger or otherwise) by the Company of all or substantially all of the capital stock or assets of any other entity or business organization, provided the issuance of such securities is approved by a majority of the members of the Board of Directors and provided that the aggregate number of such shares of Common Stock shall equal a maximum of 1,337 shares of Common Stock as of the Initial Closing, or if a Second Closing occurs, 1,662 shares of Common Stock following the Second Closing.

    The foregoing numbers of shares of Common Stock may be increased from time to time (i) by a vote of two-thirds of the members of the Board of Directors of the Company (including at least three (3) directors who serve as the designees or nominees of the holders of the Series A Preferred Stock), or (ii) by the written consent of the holders of at least sixty percent (60%) of the outstanding shares of Series A Preferred Stock.

    The foregoing numbers shall be subject to a proportionate adjustment in the event of any stock dividend, stock split, combination, reorganization, recapitalization, reclassification or other similar event involving a change in the Common Stock.

         (e) UPON EXTRAORDINARY COMMON STOCK EVENTS. Upon the happening of an Extraordinary Common Stock Event (as hereinafter defined), the Applicable Conversion Value (and all other conversion values set forth in Section 5(d) above) shall, simultaneously with the happening of such Extraordinary Common Stock Event, be adjusted by multiplying the Applicable Conversion Value by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such Extraordinary Common Stock Event and the denominator of which shall be the number of shares of Common Stock outstanding immediately after such Extraordinary Common Stock Event, and the product so obtained shall thereafter be the Applicable Conversion Value. The Applicable Conversion Value, as so adjusted, shall be readjusted in the same manner upon the happening of any successive Extraordinary Common Stock Event or Events.

         An "EXTRAORDINARY COMMON STOCK EVENT" shall mean (i) the issue of additional shares of Common Stock as a dividend or other distribution on outstanding shares of Common Stock, (ii) a subdivision of outstanding shares of Common Stock into a greater number of shares of Common Stock, or (iii) a combination or reverse stock split of outstanding shares of Common Stock into a smaller number of shares of the Common Stock.

         (f) AUTOMATIC CONVERSION UPON PUBLIC OFFERING OR ELECTION OF SERIES A PREFERRED STOCK.

              (i)  MANDATORY CONVERSION OF PREFERRED STOCK.  Immediately

         (A) prior to the closing of an underwritten public offering on a firm commitment basis pursuant to an effective registration statement filed pursuant to the Securities Act of 1933, as amended, on Form S-1 ( or its equivalent) covering the offer and sale of Common Stock for the account of the Company in which the Company actually receives net proceeds equal to or greater than $10,000,000 (calculated after deducting underwriters' discounts and commissions but before calculation of expenses), and at a price per share greater than twice the Original Issue Price; or

         (B) upon the approval, set forth in a written notice to the Company, of the holders of sixty percent (60%) of the outstanding shares of Series A Preferred Stock, of an election to convert Series A Preferred Stock into Common Stock, then, all outstanding shares of Series A Preferred Stock shall be converted automatically into the number of shares of Common Stock into which such shares of Series A Preferred Stock are then convertible pursuant to Section 5 hereof, as of the closing and consummation of such underwritten public offering, or the stated date of approval of such holders of Series A Preferred Stock, without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Company or its transfer agent.

              (ii) SURRENDER OF CERTIFICATES UPON MANDATORY CONVERSION. Upon the occurrence of the conversion events specified in the preceding paragraph
(i), the holders of the Series A Preferred Stock shall, upon notice from the Company, surrender the certificates representing such shares at the office of the Company or of its transfer agent for the Common Stock. Thereupon, there shall be issued and delivered to such holder certificates for the number of shares of Common Stock into which the shares of Series A Preferred Stock so surrendered were convertible on the date on which such conversion occurred. The Company shall not be obligated to issue such certificates unless certificates evidencing the shares of Series A Preferred Stock being converted are either delivered to the Company or any such transfer agent, or the holder notifies the Company that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection therewith.

         (g) DIVIDENDS. In the event the Company shall make or issue, or shall fix a record date for the determination of holders of Common Stock entitled to receive a dividend or other distribution (other than a distribution in liquidation or other distribution otherwise provided for herein) with respect to the Common Stock payable in (i) securities of the Company OTHER THAN shares of Common Stock, or (ii) other assets (excluding cash dividends or distributions), then and in each such event provision shall be made so that the holders of the Series A Preferred Stock shall receive upon conversion thereof in addition to the number of shares of Common Stock receivable thereupon, the number of securities or such other assets of the Company which they would have received had their Series A Preferred Stock been converted into Common Stock on the date of such event and had they thereafter, during the period from the date of such event to and including the Conversion Date (as that term is hereafter defined in Section 5(k)), retained such securities or such other assets receivable by them during such period, giving application to all other adjustments called for during such period under this Section 5 with respect to the rights of the holders of the Series A Preferred Stock.

         (h) CAPITAL REORGANIZATION OR RECLASSIFICATION. If the Common Stock issuable upon the conversion of the Series A Preferred Stock shall be changed into the same or different number of shares of any class or classes of capital stock, whether by capital reorganization, recapitalization, reclassification or otherwise (OTHER THAN a subdivision or combination of shares or stock dividend provided for elsewhere in this Section 5, or the sale of all or substantially all of the Company's capital stock or assets to any other person), then and in each such event the holder of each share of Series A Preferred Stock shall have the right thereafter to convert such share into the kind and amount of shares of capital stock and other securities and property receivable upon such reorganization, recapitalization, reclassification or other change by the holders of the number of shares of Common Stock into which such shares of Series A Preferred Stock might have been converted immediately prior to such event, all subject to further adjustment as provided herein.

         (i) CAPITAL REORGANIZATION, MERGER OR SALE OF ASSETS. If at any time or from time to time there shall be a capital reorganization of the Common Stock (other than a subdivision, combination, recapitalization, reclassification or exchange of shares provided for elsewhere in this Section
5) or a merger, or consolidation of the Company with or into another corporation, or the sale of all or substantially all of the Company's capital stock or assets to any other person, or any other form of business combination, acquisition or reorganization in which control of the Company is transferred (a "REORGANIZATION"), then, as a part of and a condition to such Reorganization, provision shall be made so that the holders of the Series A Preferred Stock shall thereafter be entitled to receive upon conversion of the Series A Preferred Stock the same kind and amount of stock or other securities or property (including cash) of the Company, or the successor corporation resulting from such Reorganization, to which such holder would have received if such holder had converted its shares of Series A Preferred Stock into shares of Common Stock immediately prior to the effective time of such Reorganization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 5 so that the provisions of this Section 5 (including adjustment of the Applicable Conversion Value then in effect and the number of shares of Common Stock or other securities issuable upon conversion of such shares of Series A Preferred Stock) shall be applicable after that event in as nearly equivalent a manner as may be practicable.

         The holders of sixty percent (60%), of the outstanding shares of Series A Preferred Stock shall, upon the occurrence of a Reorganization, as such events are more fully set forth in the first paragraph of this Section 5(i), have the option of electing treatment of the shares of Series A Preferred Stock under either this Section 5(i) or Section 3 hereof, notice of which election shall be submitted in writing to the Company at its principal offices no later than five (5) days before the effective date of such event. If no such written election shall be made, the provisions of Section 3(b), and not this Section 5(i), shall apply. The holders of sixty percent (60%) of the outstanding shares of Series A Preferred Stock have the right to bind the holders of all outstanding shares of Series A Stock.

         The provisions of this Section 5(i) shall not apply to any reorganization, merger or consolidation involving (1) only a change in the state of incorporation of the Company, (2) a merger of the Company with or into a wholly-owned subsidiary of the Company that is incorporated in the United States of America, or (3) an acquisition by merger, reorganization or consolidation, of which the Company is substantively the surviving corporation and operates as a going concern, of another corporation that is engaged in a business similar or related to or complementary with the business of the Company and which does not involve a recapitalization or reorganization of the Series A Preferred Stock or Common Stock.

         (j) CERTIFICATE TO ADJUSTMENTS; NOTICE BY COMPANY. In each case of an adjustment or readjustment of the Applicable Conversion Rate, the Company at its expense will furnish each holder of Series A Preferred Stock with a certificate prepared by the Treasurer of Chief Financial Officer of the corporation, showing such adjustment or readjustment, and stating in detail the facts upon which such adjustment or readjustment is based.

         (k) EXERCISE OF CONVERSION PRIVILEGE. To exercise its conversion privilege, a holder of Series A Preferred Stock shall surrender the certificate(s) representing the shares being converted to the Company at its principal office, and shall give written notice to the Company at that office that such holder elects to convert such shares. Such notice shall also state the name or names (with address or addresses) in which the certificate(s) for shares of Common Stock issuable upon such conversion shall be issued. The certificate(s) for shares of Series A Preferred Stock surrendered for conversion shall be accompanied by proper assignment thereof to the Company or in blank. The date when such written notice is received by the Company, together with the certificate(s) representing the shares of Series A Preferred Stock being converted, shall be the "CONVERSION DATE". As promptly as practicable after the Conversion Date, the Company shall issue and shall deliver to the holder of the shares of Series A Preferred Stock being converted, or on its written order, such certificate(s) as it may request for the number of whole shares of Common Stock issuable upon the conversion of such shares of Series A Preferred Stock in accordance with the provisions of this Section 5, and cash, as provided in Section 5(l), in respect of any fraction of a share of Common Stock issuable upon such conversion. Such conversion shall be deemed to have been effected immediately prior to the close of business on the Conversion Date, and at such time the rights of the holder as holder of the converted shares of Series A Preferred Stock shall cease and the person(s) in whose name(s) and certificate(s) for shares of Common Stock shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the shares of Common Stock represented thereby.

         (l) CASH IN LIEU OF FRACTIONAL SHARES. No fractional shares of Common Stock or scrip representing fractional shares shall be issued upon the conversion of shares of Series A Preferred Stock. Instead of any fractional shares of Common Stock which would otherwise be issuable upon conversion of Series A Preferred Stock, the Company shall pay to the holder of the shares of Series A Preferred Stock which were converted a cash adjustment in respect of such fractional shares in an amount equal to the same fraction of the market price per share of the Common Stock (as determined in a reasonable manner prescribed by the Board of Directors) at the close of business on the Conversion Date. The determination as to whether or not any fractional shares are issuable shall be based upon the aggregate number of shares of Series A Preferred Stock being converted at any one time by any holder thereof, not upon each share of Series A Preferred Stock being converted.

         (m) PARTIAL CONVERSION. In the event some but not all of the shares of Series A Preferred Stock represented by a certificate(s) surrendered by a holder are converted, the Company shall execute and deliver to or on the order of the holder, at the expense of the

Company, a new certificate representing the number of shares of Series A Preferred Stock which were not converted.

         (n) RESERVATION OF COMMON STOCK. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series A Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series A Preferred Stock (including any shares of Series A Preferred Stock represented by any warrants, options, subscription or purchase rights for Series A Preferred Stock, and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series A Preferred Stock (including any shares of Series A Preferred Stock represented by any warrants, options, subscriptions or purchase rights for such Series A Preferred Stock), the Company shall take such action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

         (o) NO REISSUANCE OF SERIES A PREFERRED STOCK. No share or shares of Series A Preferred Stock acquired by the Company by reason of redemption, purchase, conversion or otherwise shall be reissued, and all such shares shall be cancelled, retired and eliminated from the shares which the Company shall be authorized to issue. The Company shall from time to time take such appropriate corporate action as may be necessary to reduce the authorized number of shares of Series A Preferred Stock.

         (p)  SPECIAL MANDATORY CONVERSION.

              (i) PLAY OR LOSE PROVISION. When any holder of shares of Series A Preferred Stock is entitled to exercise its right of first offer as set forth in Article VI of the Purchase Agreement (the "RIGHT OF FIRST OFFER") with respect to any equity financing (the "EQUITY FINANCING") of the Company which would result in a reduction of the Applicable Conversion Value, and (i) the Company has fully complied in all material respects with its obligations pursuant to Article VI of the Purchase Agreement in respect thereof, and (ii) the provisions of the Right of First Offer have not been waived or eliminated by the holders of sixty percent (60%) of the outstanding shares of Series A Preferred Stock, if such holder (a "NON-PARTICIPATING HOLDER") does not, by exercise of such holder's Right of First Offer, acquire at least his Special Proportionate Percentage (as hereinafter defined) of the Allocated Offered Securities (as hereinafter defined) offered to all holders of the Series A Preferred Stock in such Equity Financing (a "MANDATORY OFFERING"), then, in the case of holders of Series A Preferred Stock, all of such holder's shares of Series A Preferred Stock shall automatically and without further action on the part of such holder be converted effective subject to and concurrently with consummation of the Mandatory Offering (the "MANDATORY OFFERING DATE") into the number of shares of Common Stock into which such shares were convertible immediately prior to such Equity Financing. Upon such conversion, the shares of Series A Preferred Stock so converted shall be cancelled and not subject to reissuance. As used in this subsection (p), the following terms shall have the following meanings:

                     (A)  "ALLOCATED OFFERED SECURITIES" shall
               mean as to any holder of Series A Preferred
               Stock that portion of the gross amount of offered securities which has expressly been allocated for purchase by the holders of the Series A Preferred Stock as a group, it being understood that for purposes of this subsection that Allocated Offered Securities may represent an amount of offered securities that is less (but in no event greater) than the amount of securities which the Company is otherwise required to offer to the holders of Series A Preferred Stock pursuant to the Right of First Offer under the Purchase Agreement;

                    (B) "SPECIAL PROPORTIONATE PERCENTAGE" shall mean as
               to any holder of Series A Preferred Stock, that percentage figure which expresses the ratio which (x) the number of shares of outstanding Series A Preferred Stock then owned by such holder bears to (y) the aggregate number of shares of Series A Preferred Stock held by all holders of shares of Series A Preferred Stockholder. For purposes of this Section 5(o), each holder of Series A Preferred Stock which is a partnership shall be deemed to be the owner of shares of capital stock of the Company originally acquired by such partnership which have been transferred to and are held by partners and retired partners of such partnership, the spouse and members of the family of any such partner and trusts for the benefit of any such person.

       (ii) SURRENDER OF CERTIFICATES. The holder of any shares of Series A Preferred Stock converted pursuant to this Section 5(p) shall deliver to the Company during regular business hours at the office of the Company, or at such other place as may be designated by the Company, the certificate or certificates for the shares so converted, duly endorsed or assigned in blank to the Company. As promptly as practicable thereafter, the Company shall issue and deliver to such holder, at the place designated by such holder, a certificate or certificates for the number of full shares of the Common Stock to which such holder is entitled. The person in whose name the certificate for such Common Stock is to be issued shall be deemed to have become a stockholder of record on the Mandatory Offering Date unless the transfer books of the Company are closed on that date, in which event he shall be deemed to have become a stockholder of record on the next succeeding date on which the transfer books are open. If the Non-Participating Holder fails to tender the shares of Series A Preferred Stock, the Company may cancel the shares of Series A Preferred Stock not so tendered on the books of the Company and reissue such number of shares of Common Stock to be received upon conversion.

     6.  REDEMPTION RIGHTS OF SERIES A PREFERRED STOCK.

     (a) OPTIONAL REDEMPTION. On the written request of the holders of sixty percent (60%) of the then outstanding shares of Series A Preferred Stock (the "REQUESTING HOLDERS"), delivered to the Company on or after August 4, 1999 (the "REDEMPTION REQUEST"), the Company shall redeem such number of shares of Series A Preferred Stock then held by each Requesting Holder as shall be specified in such notice by such Requesting Holders. The redemptions pursuant to this Section 6(a) shall be made in three equal, annual installments, the first on a date to be specified in the Redemption Notice (which date shall be not less than 45 days after the date of the Redemption Notice) (the "INITIAL REDEMPTION DATE"), and the second and third installments on each of the first and second anniversary dates of the Initial Redemption Date (collectively, the "REDEMPTION DATES").

     The redemption price for each share of Series A Preferred Stock redeemed pursuant to this Section 6 shall be the greater of: (i) the Original Issue Price per share plus all accrued and unpaid dividends, whether or not earned or declared, on such shares up to and including the date fixed for redemption, or (ii) the Fair Market Value per share of the Series A Preferred Stock (as defined below) (the "SERIES A REDEMPTION PRICE"). Each redemption of shares of Series A Preferred Stock shall be made pro rata among all holders of Series A Preferred Stock. No Redemption Request shall be initiated unless the Company has earnings after interest charges but before taxes, calculated in accordance with generally accepted accounting principles consistently applied, of at least $1,500,000, as reflected on its statement of operations for the twelve-month period preceding the month in which any Redemption Request is initiated.

     The Fair Market Value shall be calculated, as of each such date of redemption, in the following manner:

         (i) if the Company's Common Stock or Preferred Stock is then traded on any nationally-recognized stock exchange (e.g., New York Stock Exchange, American Stock Exchange or Pacific Stock Exchange) or quoted on the NASDAQ National Market System, the average of the closing sale prices for the twenty
(20) consecutive trading days preceding the Redemption Date, as reported by such exchange or system;

         (ii) if the Company's Common Stock or Preferred Stock is then traded on the NASDAQ over-the-counter market or Small-Cap market, the average of the average of the closing bid and closing asked prices for the twenty
(20) consecutive trading days preceding the date of any Redemption Date, as reported in THE WALL STREET JOURNAL or by any market maker; or

         (iii) if the Company's Common Stock or Preferred Stock is not so quoted or publicly traded, then as determined by an independent investment banking firm acceptable to the holders of sixty percent (60%) of the outstanding shares of Series A Preferred Stock, upon a review of all relevant factors, including, without limitation, the price at which shares of the Company's Common Stock could reasonably be expected to be sold in an arms'-length transaction, for cash, other than on an installment basis, to a person not employed by, controlled by, in control of or under common control with the Company, which determination by the disinterested members of the Board of Directors shall give due consideration to recent transactions involving shares of the Common Stock or Preferred Stock, if any; revenues, operating cash flow and earnings of the Company to the date of such determination; projected revenues, operating cash flow and earnings of the Company for the twelve-month period following the date of any determination; determined on the basis of the value of the Company as a going concern, on the basis of the shares of Series A Preferred Stock being free of all restrictions on transfer imposed by any agreement or relevant securities laws, but including any reduction in such value due to the illiquidity or absence of any established trading market for the Common Stock; on the basis of discounted cash flow analysis, a comparison of price/earnings and revenue multiples of comparable, publicly-traded companies within the same industry, and comparisons of market value and market capitalization of comparable companies within the same industry; on the basis of an evaluation of the strength of the Company's products, markets, management and distribution channels; and such other matters as the disinterested members of the Board of Directors deem pertinent.

     (b) REDEMPTION NOTICE. At least 30 days prior to the Redemption Date, written notice (hereinafter referred to as the "REDEMPTION NOTICE") shall be mailed, first class or certified mail, postage prepaid, by the Company to each holder of record of Series A Preferred Stock which is to be redeemed, at its address shown on the records of the Company; PROVIDED, HOWEVER, that the Company's failure to give such Redemption Notice shall in no way affect its obligation to redeem the shares of Series A Preferred Stock as provided in Section 6(a) hereof. The Redemption Notice shall contain the following information:

          (i) the number of shares of Series A Preferred Stock held by the holder which shall be redeemed by the Company and the total number of shares of Series A Preferred Stock held by all holders to be so redeemed;

          (ii) the Redemption Dates and the Series A Redemption Price; and

          (iii) that the holder is to surrender to the Company, at the place designated therein, its certificate or certificates representing the shares of Series A Preferred Stock to be redeemed.

     (c) SURRENDER OF CERTIFICATES. Each holder of shares of Series A Preferred Stock to be redeemed shall surrender the certificate(s) representing such shares to the Company at the place designated in the Redemption Notice, and thereupon the Series A Redemption Price for such shares as set forth in this Section 6 shall be paid to the order of the person whose name appears on such certificate(s) and each surrendered certificate shall be cancelled and retired. In the event some but not all of the shares of Series A Preferred Stock represented by a certificate(s) surrendered by a holder are being redeemed, the Company shall execute and deliver to or on the order of the holder, at the expense of the Company, a new certificate representing the number of shares of Series A Preferred Stock which were not redeemed.

     (d) DIVIDENDS AND CONVERSION AFTER REDEMPTION. No shares of Series A Preferred Stock subject to redemption shall be entitled to any further dividends pursuant to Section 2 hereof or to the conversion provisions set forth in Section 5 hereof; provided, however, that the Company has duly paid the Series A Redemption Price therefor.

    (e)  INSUFFICIENT FUNDS FOR REDEMPTION.

         (i) PARTIAL REDEMPTION. If the funds of the Company legally available for redemption of the Series A Preferred Stock on the Redemption Date are insufficient to redeem the number of shares of Series A Preferred Stock to be so redeemed on such Redemption Date, the holders of shares of Series A Preferred Stock shall share ratably in any funds legally available for redemption of such shares according to the respective amounts which would be payable with respect to the number of shares owned by them if the shares to be so redeemed on such Redemption Date were redeemed in full. The shares of Series A Preferred Stock not redeemed shall remain outstanding and entitled to all rights and preferences provided herein, notwithstanding
    Section 6(d) above. Furthermore, the rights of the holders of the Series A Preferred Stock under Section 4(c)(i)(a) shall have been automatically triggered.

         (ii) REMEDIES FOR DEFAULT. At any time thereafter when additional funds of the Company are legally available for the redemption of such shares of Series A Preferred Stock, such funds will be used, as soon as practicable but no later than the end of the next succeeding fiscal quarter, to redeem the balance of such shares, or such portion thereof for which funds are then legally available, on the basis set forth above, except that the redemption price for each share of Series A Preferred Stock shall be the Series A Redemption Price PLUS that amount which represents interest on the Series A Redemption Price, calculated from the Redemption Date to the date of actual redemption, compounded on a monthly basis, based on an interest rate equal to eight percent (8%) per annum (such interest rate to apply to the forthcoming calendar month, or portion thereof).

         (iii) CONVERSION OF PREFERRED STOCK INTO PROMISSORY NOTE. The holders of sixty percent (60%) of the outstanding shares of Series A Preferred Stock shall be entitled, at their sole discretion, to compel the Company to convert the Redemption Price of any or all of such unredeemed shares of Series A Preferred Stock into unsecured promissory notes with a principal amount equal to such Redemption Price of the unredeemed shares (for each holder of Series A Preferred Stock) and bearing interest at eight percent (8%) per annum (such interest rate to apply to the forthcoming calendar month, or portion thereof). Principal and interest under such promissory note shall be payable semi-annually in six (6) equal installments based upon a 36-month principal and interest amortization schedule in equal installments of principal and interest.

    7.  RESTRICTIONS AND LIMITATIONS.

         (a)  RIGHTS OF SERIES A PREFERRED STOCK WITH RESPECT TO COMPANY
ACTION; AMENDMENTS TO CHARTER. The Company shall not take any corporate action or otherwise amend its Certificate of Incorporation or By-Laws without the approval by vote or written consent of the holders of at least sixty percent (60%) of the then outstanding shares of Series A Preferred Stock, voting as a separate class, each share of Series A Preferred Stock to be entitled to one vote in each instance, if such corporate action or amendment would change any of the rights, preferences, privileges of or limitations provided for herein for the benefit of any shares of Series A Preferred Stock or otherwise adversely affect the rights and preferences of the Series A Preferred Stock. Without limiting the generality of the preceding sentence, the Company will not amend its Certificate of Incorporation or take any corporate action without the approval by the holders of at least sixty percent (60%) of the then outstanding shares of Series A Preferred Stock, voting as a single class, if such amendment or corporate action would:

         (i) authorize, create or issue, or obligate the Company to authorize, create or issue, additional shares of Series A Preferred Stock or any class of stock ranking senior to or on a parity with the Series A Preferred Stock with respect to liquidation preferences, dividends rights or redemption rights, except for the designation and issuance of shares of preferred stock approved in any instance by all Directors who serve as the designees or nominees of the holders of the Series A Preferred Stock; or

         (ii) reduce the amount payable to the holders of Series A Preferred Stock upon the voluntary or involuntary liquidation, dissolution or winding up of the Company; or

         (iii) adversely effect the liquidation preferences, dividends rights, voting rights or redemption rights of the Series A Preferred Stock; or

         (iv) cancel or modify the conversion rights of the Series A Preferred Stock provided for in Section 5 herein; or

         (v) provide for the voluntary liquidation, dissolution, recapitalization, reorganization or winding up of the Company; or

         (vi) cause or authorize any Reorganization or sale, lien encumbrance, mortgage or other disposition of all, of substantially all, of the assets of the Company (except for security interests, license or encumbrances given as security or collateral securing indebtedness to commercial banks or other institutional lenders or for sales of assets accomplished in the ordinary course of business).

    8. NO DILUTION OR IMPAIRMENT. Subject to the immediately preceding paragraph, the Company will not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of capital stock or assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of the Series A Preferred Stock set forth herein, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such reasonable action as may be necessary or appropriate in order to protect the rights of the holders of the Series A Preferred Stock against dilution or other impairment. Without limiting the generality of the foregoing, the Company (a) will not increase the par value of any shares of stock receivable on the conversion of the Series A Preferred Stock above the amount payable therefor on such conversion, and (b) will take all such action as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable shares of stock on the conversion of all Series A Preferred Stock from time to time outstanding.

    9.   NOTICES OF RECORD DATE.  In the event of

    (a) any taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or any right to subscribe for, purchase or otherwise acquire any shares of capital stock of any class or any other securities or property, or to receive any other right, or

    (b) any capital reorganization of the Company, any reclassification or recapitalization of the capital stock of the Company, any merger or consolidation of the Company, or any transfer of all or substantially all of the assets of the Company to any other corporation, or any other entity or person, or

    (c) any voluntary or involuntary dissolution, liquidation or winding up of the Company, then and in each such event the Company shall mail or cause to be mailed to each holder of Series A Preferred Stock a notice specifying (i) the date on which any such record is to be taken for the purpose of such dividend, distribution or right and a description of such dividend, distribution or right, (ii) the date on which any such reorganization reclassification, recapitalization, transfer, consolidation, merger, dissolution, liquidation or winding up is expected to become effective, and (iii) the time, if any, that is to be fixed, as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such reorganization, reclassification, recapitalization, transfer, consolidation, merger, dissolution, liquidation or winding up. Such notice shall be mailed by first class mail, postage prepaid, or express overnight courier service, at least twenty (20) days prior to the date specified in such notice on which such action is to be taken.

                                         III.

    The number of shares of the Company outstanding at the time of such adoption was twelve thousand five hundred (12,500); and the number of shares entitled to vote thereon was twelve thousand five hundred (12,500).

                                         IV.

    Pursuant to the provisions of Section 228 of the General Corporation Law of the State of Delaware, (i) the holders of shares of outstanding stock of the Company having not less than the minimum number of votes that would be necessary to authorize this amendment at a meeting at which all shares entitled to vote thereon were present and voted have signed a consent in writing adopting said amendment and (ii) written notice has been given to those stockholders of the Company who have not so consented in writing.

    Executed as of the 4th day of August, 1993.

                             ADVANCE PHARMACY SERVICES, INC.



                             By: /s/ David D. Halbert
                                -----------------------------
                                David D. Halbert, Chairman


ATTEST:




/s/ Dan Phillips
-----------------------------
Dan Phillips, Secretary